Exhibit 10.1

GFA BRANDS, INC.

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is by and between GFA BRANDS, INC. (“GFA”) and Gregory Venner (“Venner”), who resides at 2522 Oak Bend Place, Newburgh IN 47630.

WHEREAS GFA has employed Venner on or about June 11, 2007 most recently as EVP Marketing & CMO at GFA, and

WHEREAS GFA and Venner acknowledge and agree to the following terms and conditions regarding the termination of Venner’s employment.

NOW, THEREFORE, based on the foregoing and in consideration for the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GFA and Venner agree as follows:

1.	Venner hereby acknowledges that his last day of work for GFA will be February 28, 2011 (“Separation Date”). As of the Separation Date, Venner shall resign as an officer of GFA and Smart Balance, Inc.

2.
As further consideration for the Release and the Covenants set forth in Paragraph “4” below, and in full and complete satisfaction of all final payments due to “Venner” from GFA, GFA agrees to pay or provide Venner with the following payments and benefits:

(a)
A payment of a total gross amount of $612,215.08, representing 18 months (Severance Period) of salary to be paid in thirty-six (36) equal installments of $17,005.97, on a semi-monthly basis, on the same day the company pays its employees during the Severance Period which shall be subject to tax withholding and other applicable deductions and for which a W-2 shall issue;

(b)	Venner will be eligible to participate in Career Counseling services provided through ADP Totalsource for up to a total of 18 months up to a maximum of $10,000.00.

(c)
Venner shall be entitled to exercise any options vested as of the Separation Date.  All unvested options as of Separation Date will be forfeited.  Venner shall have the right to exercise all vested options until 90 days after the Separation Date.

(d)
Venner agrees to cooperate in the orderly transition of his job duties and otherwise cooperate with GFA during the Severance Period. The payments hereunder are not contingent upon Venner’s compliance with this subsection 2(d).

3.
Venner acknowledges that the payments to be made pursuant to this Agreement exceed those to which he would otherwise be entitled under the normal operation of any benefit plan, policy or procedure of GFA or under any previous agreement (written or oral) between him and GFA.  Venner further acknowledges that the agreement by GFA to provide such additional payments beyond his entitlement, if any, is conditioned upon his release of all claims against GFA and the other Releasees as defined below, and his compliance with all the terms and conditions of this Agreement.

Venner

4.	(a)
For and in consideration of the obligations assumed by GFA  in this Agreement, Venner, for himself and for his heirs, executors, administrators, successors and assigns (“Releasor”), hereby releases and discharges GFA and its parents and affiliates, and their respective employee benefit plans or funds, officers, directors, partners, employees, agents, trustees, administrators, predecessors, successors and assigns (the “Releasees”) from any and all claims, demands, causes of action, and liabilities of any kind (upon any legal or equitable theory, whether contractual, common law, statutory, federal, state, local or otherwise, and including but not limited to any claims for fees, costs, and disbursements of any kind), whether known or unknown, which Releasor now has, ever had, or hereafter may have, against the Releasees, whether acting as agents of GFA or in their individual capacities, based on any act, omission, practice, conduct, event or other matter occurring up to and including the Effective Date of this Agreement (as defined in Paragraph “11” below).

(b)
Without limiting the generality of the foregoing, Releasor releases and discharges Releasees from any and all claims arising out of Venner’s employment with GFA, the termination of his employment as provided for in this Agreement and/or the events surrounding the circumstances relating to that termination, including but not limited to (i) any claim under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Older Workers Benefit Protection Act, the False Claims Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, and any other federal, state or local law or ordinance prohibiting employment discrimination; (ii) any claim for breach of contract (express or implied), wrongful discharge, defamation, emotional distress or compensatory or punitive damages; and (iii) any claim for attorney’s fees, costs, disbursements and the like.

(c)
Venner represents and warrants that he has no knowledge of any work-related injury or illness incurred while working for Company, that he has not filed a claim or an application for benefits under the Workers’ Compensation Laws, that he does not contend that he has any such claim, and that he does not intend to make a claim or file an application for benefits.

(d)
The sole matters to which the release and covenants in this Paragraph “4” do not apply are: (i) Venner’s rights under this Agreement; and (ii) Venner’s right to accrued vested benefits under and in accordance with the terms of any qualified plan of GFA.

(e)
Venner represents and agrees that he has not filed any claims, charges, complaints, lawsuits, arbitrations, or other proceedings against any of the Releasees in any administrative, judicial, arbitral, or other forum, including, but not limited to, any charges or complaints against any of the Releasees with any federal, state, or local agency charged with the enforcement of any law or any self regulatory organization.  Pursuant to and as part of his release and discharge of the Releasees, as set forth herein, Venner agrees, not inconsistent with Equal Opportunity Employment Enforcement Guidance On Non-Waivable Employee Rights Under EEOC Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance, demand for arbitration or other proceeding against any of the Releasees in any forum or to act as a relator in any qui tam action or to assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation, or other proceeding of any kind which relates to his prior employment with GFA or GFA predecessors or any matter that involves any of the Releasees and that occurred up to and including the date of Venner’s execution of this Agreement and Release, unless required to do so by court order, subpoena, or other effective directive by a court administrative agency, arbitration panel, or legislative body, or unless required to enforce this Agreement and Release.  To the extent any such action may be brought by a third party, Venner expressly waives any claim to any form of monetary or other damages, or any other form of recovery in relief in connection with any such action.  This Agreement and Release does not prevent Venner (or his attorneys) from commencing an action or proceeding to enforce this Agreement and Release.

Venner

(f)
Venner acknowledges that all company equipment and property have been safely returned to the company, provided Venner shall be allowed to keep his laptop and Blackberry (after satisfactory arrangements have been made to retrieve all Company information on his laptop and Blackberry), monitor, printer and docking station..

5.	The making of this Agreement is not intended, and shall not be construed, as an admission that the Releasees have committed any wrong with respect to Venner.

6.
This Agreement constitutes the complete agreement and understanding of the parties, supersedes any prior agreements or understandings of the parties (whether oral or written), and may be amended only in a writing signed by Venner and GFA.  Venner acknowledges that no representative of GFA has made any representation or promise to him concerning the terms or conditions of this Agreement or his separation from employment with GFA other than those expressly set forth in this Agreement.

7.
Confidentiality.  The Company and Venner are parties to an Employee Invention Assignment and Confidentiality Agreement dated as of (the “Confidentiality Agreement”).  The Company and Venner agree that the Confidentiality Agreement shall remain in full force and effect according to its terms notwithstanding the execution and entry into effect of this Agreement.  In addition to the understandings and agreements contained in the Confidentiality Agreement, Venner agrees that he will not use any Confidential Information and Trade Secrets of the Company, as those terms are defined in the Confidentiality Agreement, in any manner adverse to the interest of the Company.

8.
If any provision of the Agreement is held to be illegal, void or unenforceable, such provision shall be of no force or effect.  However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the legality or enforceability of any other provision of this Agreement; provided, however, that upon any finding by a court of competent jurisdiction that a release or waiver of claims or rights or a covenant provided for by Paragraph “4” above is illegal, void or unenforceable, Venner agrees, at GFA’s request, promptly to execute a release, waiver and/or covenant that is legal and enforceable.

9.
Pursuant to Section 7(f)(2) of the Age Discrimination in Employment Act of 1967, as amended, GFA hereby advises Venner that he should consult independent counsel before executing this Agreement; and Venner acknowledges that he has been so advised.  Venner further acknowledges that he has had an opportunity to consider this Agreement for at least forty five (45) days before signing it.

10.
Venner represents and warrants that he has carefully read this Agreement in its entirety, that he has had an adequate opportunity to consider it and to consult with any advisor of his choice about it, that he understands all its terms; that he voluntarily assents to all the terms and conditions contained herein; and that he is signing this Agreement voluntarily and of his own free will.

11.
This Agreement shall not become effective until the eighth day following the date on which Venner signs it (the “Effective Date”).  Venner understands that he may at any time prior to that Effective Date revoke this Agreement by delivering written notice of revocation to Patti Rooney, Manager, Corporate Support and Human Resources.

12.	The Company agrees to pay up to $3,000 for reasonable attorney fees incurred by Venner in connection with his attorney’s review of this Agreement and advising Venner.

Venner

13.	(a)
Any controversy or dispute arising out of or relating to this Agreement, or the interpretation thereof, shall be settled exclusively by arbitration conducted in Newark, New Jersey, before a single arbitrator in accordance with the employment arbitration rules of the American Arbitration Association ("AAA") then in effect and with discovery permitted by both parties in accordance with such rules.  The award of the arbitrator shall be final and binding, and judgment may be entered on the arbitrator’s award in any court having jurisdiction.  GFA shall pay the entire cost of the arbitration, except that Venner shall pay his own attorneys’ fees in the event he loses the arbitration.

(b)
This Agreement may be entered into any arbitral (or other necessary proceeding) to prove that a settlement was reached and the material terms thereof, so long as application is first made to file it under seal.

14.	In response to inquiries from prospective employers, GFA shall only be required to confirm Venner’s inclusive dates of employment, last job title, and last salary.

15.
This Agreement shall be interpreted for all purposes consistent with the laws of the State of New Jersey.  If any clause of this Agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Agreement.

16.
This Agreement shall survive Venner’s death or disability and in the event of death all payments shall be made to Venner’s heirs or estate.  This Agreement shall be binding upon the Company’s successors and assigns.  This Agreement shall be interpreted, operated, and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements under Section 409A or the Code and any guidance issued thereunder.  Any reference in this Agreement to termination of employment shall mean “separation from service” within the meaning of Section 409A of the Code and Treas. Reg. 1.409A-1(h).  Notwithstanding anything in this Agreement to the contrary, any amount or benefit that would constitute non-exempt deferred compensation (and would be payable by reason of Venner’s separation from service during a period in which he is a “specified employee” within the meaning of Section 409A of the Code and Treas. Reg. § 1.409A-1(i) will be accumulated and paid no earlier than the first day of the seventh month following Venner’s separation from service (or if earlier upon Venner’s death), if and to the extent such delay is required under Section 409A of the Code.  If Venner is entitled to be paid or reimbursed for any taxable expenses under this Agreement, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred.  Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any compensation or benefits hereunder, whether pursuant to the Code, state, or local tax laws and regulations.

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Venner

This agreement is made on the 28th day of February, 2011.

GFA BRANDS, INC

/s/ Gregory M. Venner	By:	/s/ Alan S. Gever
Gregory Venner	Name:	Alan S. Gever
	Title:	EVP/CFO
	Date:	2.28.11